Exhibit 3.1

ARTICLES OF INCORPORATION

(PURSUANT TO NRS 78)

1.	Name of Corporation:	REAL VALUE ESTATES, INC.

2.	Resident Agent:	Business Filings Incorporated
	Street Address:	5348 Vegas Drive, Las Vegas, Nevada, 89108

3.	Shares:	Common Stock - 100,000,000, Par Value: $0.0001
Preferred Stock - 50,000,000, Par Value: $0.0001
Total Authorized: 150,000,000, see attached

4.	Name and address of Directors/Trustees:	1. Marina Karpilovski, 3/11 Trumpeldor St., Holon, Israel, 58271

2. Michael Zazkis, 25 Tashah St., Zichron Yakov, Israel, 30900

5.	Purpose:	The purpose of this corporation shall be: Any law full business.

6.	Name, address and Signature of Incorporator:	Sheila King /s/Sheila King 5348 Vegas Drive, Las Vegas, Nevada, 89108

7.	Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation: /s/ Sheila King Date: 12/20/07 Authorized Signature of R. A. or On Behalf of R. A. Company

                                   ATTACHMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                            REAL VALUE ESTATES, INC.

ARTICLE 3. CAPITAL STOCK

The aggregate number of shares that the Corporation will have authority to issue is One Hundred and Fifty  Million  (150,000,000),  of which One Hundred  Million (100,000,000) shares will be common stock ("Common Stock"),  with a par value of $0.0001 per share,  and Fifty  Million  (50,000,000)  shares  will be  preferred stock, with a par value of $0.0001 per share ("Preferred Stock").

The  Preferred  Stock may be divided  into and  issued in  series.  The Board of Directors of the  Corporation is authorized to divide the  authorized  shares of Preferred Stock into one or more series, each of which shall be so designated as to  distinguish  the  shares  thereof  from the  shares of all other  series and classes.  The Board of Directors of the  Corporation is  authorized,  within any limitations  prescribed  by law  and  this  Article,  to fix and  determine  the designations, rights, qualifications,  preferences, limitations and terms of the shares  of any  series of  Preferred  Stock  including  but not  limited  to the following:

a) The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;
b) Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;
c) The amount payable upon shares in the event of voluntary or involuntary liquidation;
d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;
e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

f)

Voting powers,  if any, provided that if any of the Preferred Stock or series  thereof  shall have voting  rights,  such  Preferred  Stock or series  shall  vote only on a share for share  basis  with the  Common Stock on any  matter,  including  but not  limited to the  election of directors,  for which such Preferred  Stock or series has such rights; and

g)

Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and  preferences,  if any, of shares or such series as the Board of Directors of the Corporation  may, at the time so acting lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare,  pay or set apart for payment any dividend or other  distribution  (unless  payable  solely in shares of Common Stock or other class  of  stock  junior  to  the  Preferred  Stock  as  to  dividends  or  upon liquidation)  in respect of Common Stock,  or other class of stock junior to the Preferred  Stock,  nor  shall it  redeem,  purchase  or  otherwise  acquire  for consideration shares of any of the foregoing,  unless dividends, if any, payable to  holders  of  Preferred  Stock  for the  current  period  (and in the case of cumulative  dividends,  if any,  payable to holders of  Preferred  Stock for the current  period and in the case of  cumulative  dividends,  if any, for all past periods) have been paid,  are being paid or have been set aside for payment,  in accordance  with the  terms of the  Preferred  Stock,  as fixed by the  Board of Directors.

In the event of the  liquidation of the  Corporation,  holders of Preferred Stock shall be entitled to receive,  before any payment or  distribution on the Common Stock  or  any  other  class  of  stock  junior  to  the  Preferred  Stock  upon liquidation,  a  distribution  per  share  in  the  amount  of  the liquidation preference,  if any,  fixed or determined  in accordance  with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid  dividends in respect of such Preferred Stock (whether or not earned or  declared)  to the date of such  distribution. Neither the sale, lease or exchange of all or substantially  all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

ARTICLE 8. BOARD OF DIRECTORS

     (a)  Number of  Directors.  The number of the  directors  constituting  the entire  Board will be not less than one (1) nor more than fifteen (15)

          as  fixed  from  time to time by vote of the  majority  of the  entire

          Board,  provided,  however,  that the number of directors  will not be reduced  so as to  shorten  the  term of any  director  at the time in office.

     (b)  Vacancies. Any vacancies in the Board of Directors for any reason, and any  directorships  resulting  from  any  increase  in the  number  of directors,  may be  filled  by the  Board of  Directors,  acting  by a majority of the directors then in office, although less than a quorum,

          and any  directors so chosen will hold office  during the remainder of the term of office of the resigning director.

ARTICLE 9. ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.

ARTICLE 10. COMBINATIONS WITH INTEREST STOCKHOLDERS

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

ARTICLE 11. LIABILITY

To the  fullest  extent  permitted  by NRS 78,  a  director  or  officer  of the

Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not  eliminate or limit the liability of a director or officer for:

     (a)  acts or omissions  which involve  intentional  misconduct,  fraud or a knowing violation of law; or

     (b)  the payment of distributions in violation of NRS 78.300, as amended.

         Any amendment or repeal of this Section 5 will not adversely affect any right or protection of a director of the Corporation  existing immediately prior to such amendment or repeal.

ARTICLE 12. INDEMNIFICATION

     (a)  Right  to  Indemnification.  The  Corporation  will  indemnify  to the fullest extent permitted by law any person (the  "Indemnitee") made or threatened to be made a party to any threatened,  pending or completed action or  proceeding,  whether  civil,  criminal,  administrative  or investigative  (whether or not by or in the right of the  Corporation)

          by  reason  of the  fact  that he or she is or was a  director  of the

          Corporation or is or was serving as a director,  officer,  employee or agent of  another  entity at the  request  of the  Corporation  or any predecessor of the Corporation  against judgments,  fines,  penalties,

          excise  taxes,  amounts  paid in  settlement  and costs,  charges  and expenses (including  attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

     (b)  Inurement.  The right to indemnification will inure whether or not the claim  asserted is based on matters  that predate the adoption of this

          Section 6, will  continue as to an  Indemnitee  who has ceased to hold

          the   position  by  virtue  of  which  he  or  she  was   entitled  to

          indemnification, and will inure to the benefit of his or her heirs and personal representatives.

     (c)  Non-exclusivity  of Rights.  The right to  indemnification  and to the advancement of expenses  conferred by this Section 6 are not exclusive of any other rights that an  Indemnitee  may have or acquire under any statute,  bylaw,  agreement,  vote of  stockholders  or  disinterested directors, these Articles of Incorporation or otherwise.

     (d)  Other Sources. The Corporation's  obligation,  if any, to indemnify or to advance  expenses  to any  Indemnitee  who was or is serving at its

          request  as  a  director,   officer,  employee  or  agent  of  another

          corporation,  partnership,  joint venture,  trust, enterprise or other entity  will be reduced by any amount such  Indemnitee  may collect as indemnification or advancement of expenses from such other entity.

     (e)  Advancement  of Expenses.  The  Corporation  will,  from time to time,

          reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements,  incurred in connection  with  defending  any  proceeding  for  which  he or she is indemnified by the Corporation, in advance of the final disposition of such  proceeding;  provided  that the  Corporation  has  received  the undertaking  of such  director  or officer to repay any such amount so advanced if it is ultimately  determined  by a final and  unappealable judicial  decision  that the director or officer is not entitled to be indemnified for such expenses.

ARTICLE 13. OBJECTS.

The nature of the business of the Corporation and the objects or the purposes to be  transacted, promoted,or carried on by it are to  engage  in any  lawful activity.

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION

REAL VALUE ESTATES, INC.

ARTICLE 1 of the Certificate of Incorporation is hereby amended as follows:

The Name of the Corporation is:  Xun Energy, Inc.

ARTICLE 3 of the Certificate of Incorporation is hereby amended as follows:

The aggregate number of shares of common stock that the Corporation will have authority to issue is Five  Billion,  (5,000,000,000) par value $0.0001 par value (“Common Shares”) and Fifty Million (50,000,000) shares will be preferred stock, with a par value of $0.0001 per share ("Preferred Stock").

Effective upon filing of this Certificate of Amendment to the Certificate of Incorporation, each one (1) outstanding share of Common Stock shall be forward split into 80 shares of Common Stock.

The Preferred Stock may be divided into and issued in series.  The Board of Directors of the  Corporation is authorized to divide the  authorized  shares of Preferred Stock into one or more series, each of which shall be so designated as to  distinguish  the  shares  thereof  from the  shares of all other  series and classes.  The Board of Directors of the  Corporation is  authorized,  within any limitations  prescribed  by law  and  this  Article,  to fix and  determine  the designations, rights, qualifications,  preferences, limitations and terms of the shares  of any  series of  Preferred  Stock  including  but not  limited  to the following.

The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(a)

Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(b)

The amount   payable upon shares in the event of voluntary or involuntary liquidation;

(c)

Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(d)

The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(e)

Voting powers,  if any, provided that if any of the Preferred Stock or series  thereof  shall have voting  rights,  such  Preferred  Stock or series  shall  vote only on a share for share  basis  with the  Common Stock on any  matter,  including  but not  limited to the  election of directors,  for which such Preferred  Stock or series has such rights;  and

(f)

Subject  to  the   foregoing,   such  other   terms,   qualifications, privileges,   limitations,   options,  restrictions,  and  special  or  relative rights and  preferences,  if any, of shares or such series as the Board of Directors of the Corporation  may, at the time so acting, awfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other  distribution  (unless  payable  solely in shares of Common Stock or other class  of  stock  junior  to  the  Preferred  Stock  as  to  dividends  or  upon liquidation)  in respect of Common Stock, or other class of stock junior to the Preferred  Stock, nor shall it  redeem, purchase or otherwise  acquire  for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the  current period (and in the case of cumulative dividends,  if any, payable to holders of  Preferred Stock for the current  period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment,  in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of the  liquidation of the  Corporation,  holders of Preferred Stock shall be entitled to receive,  before any payment or  distribution on the Common Stock  or  any  other  class  of  stock  junior  to  the  Preferred  Stock  upon liquidation,  a  distribution  per  share  in  the  amount  of  the  liquidation preference,  if any,  fixed or determined  in accordance  with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be liquidation for the purposes of this Article.

The foregoing Certificate of Amendment to the Certificate of Incorporation was authorized by the Company’s Board of Directors on May 15, 2010 and approved by the written consent of the holders of a majority of the Company’s shareholders owning a majority of the outstanding issued and outstanding voting shares.

The number of votes cast in favor of the amendment was sufficient for approval.

This Certificate of amendment is dated the 20th day of July, 2010

/s/ Dennis T. Kushner, President